Exhibit 2.3
EXECUTION VERSION
STOCKHOLDER AGREEMENT
     STOCKHOLDER AGREEMENT dated as of February 2, 2010, between and among Nipro Corporation, a corporation organized under the laws of Japan (“Nipro”), Nippon Product Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Nipro (the “Acquisition Corporation”), and Donald P. Parson (the “Stockholder”), in his, her or its capacity as a stockholder of Home Diagnostics, Inc., a Delaware corporation (“HDI”).
     Nipro, the Acquisition Corporation and HDI propose to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended supplemented, modified or extended from time to time, the “Merger Agreement”) providing for the acquisition of HDI by Nipro. Capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Merger Agreement.
     The Stockholder is the record holder and sole beneficial owner of an aggregate of Five Hundred Twenty Three Thousand Three Hundred Fifty Nine (523,359) shares (the “Existing Shares”) of HDI’s common stock, par value $.01 per share (“Common Stock”). The Existing Shares, together with any shares of Common Stock acquired by the Stockholder after the date of this Agreement, whether upon the exercise of stock options or stock appreciate rights, the conversion or exchange of any Existing Shares, or by means of any purchase, dividend, distribution or otherwise, are referred to in this Agreement collectively as the “Subject Shares.”
     Nipro, the Acquisition Corporation and the Stockholder desire to set forth their understanding and agreement with respect to the tender of the Subject Shares pursuant to the Offer and the voting of the Subject Shares in connection with the adoption of the Merger Agreement and in connection with certain other matters as provided in this Agreement. This Agreement is being entered into by the Stockholder as a material inducement to Nipro and the Acquisition Corporation to enter into the Merger Agreement.
     The obligations of the Stockholder under this Agreement will terminate upon the termination of the Merger Agreement in accordance with Section 8.1 thereof and upon the occurrence of certain other events as provided in Section 5 of this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Covenants of the Stockholder. Until the termination of this Agreement in accordance with Section 5, the Stockholder covenants and agrees with Nipro and the Acquisition Corporation as follows:
     (a) As soon as practicable but in no event later than five business days after the commencement of the Offer, the Stockholder will duly tender or cause to be tendered to the Acquisition Corporation all of the Subject Shares. The Stockholder further agrees not to withdraw or caused to be withdrawn any of the Subject Shares prior to the expiration of the Offer, as the Offer may be extended from time to time in accordance with the Merger Agreement.
     (b) At the Stockholders Meeting (including any adjournment or postponement thereof) and in any other circumstance in which the Stockholder is entitled to vote, consent or give any other approval with respect to the Merger Agreement, the Stockholder will vote (or cause to be voted) all of the Subject Shares in favor of the adoption of the Merger Agreement.
     (c) At the Stockholders Meeting (or at any adjournment or postponement thereof) and in any other circumstance in which the Stockholder is entitled to vote, consent or give any other approval, the Stockholder will vote (or cause to be voted) all of the Subject Shares against each of the following :
     (i) any action or omission that would result in a breach of any representation, warranty, covenant, agreement or other obligation of HDI under the Merger Agreement or of the Stockholder under this Agreement;
     (ii) any Acquisition Proposal, whether or not constituting a Superior Acquisition Proposal;
     (iii) any amendment to HDI’s certificate of incorporation or bylaws, including any amendment that would authorize any additional shares or classes of shares of capital stock or change in any manner the rights and privileges, including voting rights, of any class of HDI’s capital stock;
     (iv) any material change in the present capitalization or dividend policy of HDI;
     (v) any material change in the board of directors or senior management of HDI or any of its subsidiaries;
     (vi) any material change in HDI’s corporate structure or business activities; or
     (vii) any other plan, transaction, proposal, agreement or arrangement that could reasonably be expected to impede, interfere with, discourage, prevent, delay, nullify or postpone the Merger or any of the other transactions contemplated by the Merger Agreement.
     The Stockholder, solely in his, her or its capacity as a stockholder of HDI, further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.
     (d) The Stockholder agrees to be present (in person or by proxy) or to cause the holder or holders of record of all of the Subject Shares on the applicable record date (each, a “Record Holder”) to be present (in person or by proxy) at the Stockholders Meeting and all other meetings of the stockholders of HDI called to vote on any matter contemplated by this Agreement so that all of the Subject Shares will be counted for the purpose of determining the presence of a quorum at such meetings, and to vote or cause each Record Holder to vote all of the Subject Shares in the manner required by this Agreement.
     (e) AS SECURITY FOR THE PERFORMANCE OF THE OBLIGATIONS OF THE STOCKHOLDER PROVIDED FOR IN THIS AGREEMENT, THE STOCKHOLDER HEREBY GRANTS TO NIPRO AND THE ACQUISITION CORPORATION, ACTING TOGETHER OR SEVERALLY AND WITH FULL POWER OF SUBSTITUTION, AN IRREVOCABLE PROXY TO VOTE THE SUBJECT SHARES AS PROVIDED IN THIS AGREEMENT. THE STOCKHOLDER AGREES THAT THIS PROXY IS COUPLED WITH AN INTEREST AND WILL BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTIONS OR EXECUTE SUCH

OTHER INSTRUMENTS AS MAY BE REQUESTED BY NIPRO AND THE ACQUISITION CORPORATION TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SUBJECT SHARES AND AGREES NOT TO GRANT ANY PROXY THAT CONFLICTS OR IS INCONSISTENT WITH THE PROXY GRANTED TO NIPRO AND THE ACQUISITION CORPORATION IN THIS AGREEMENT.
     (f) The Stockholder agrees not to (i) sell, transfer, tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Subject Shares other than pursuant to the terms of this Agreement, (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make the Stockholder’s representations or warranties contained in this Agreement untrue or inaccurate or could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing any of his, her or its obligations under this Agreement. Notwithstanding anything contained herein to the contrary, the restrictions contained in this Section 1(f) will not apply with respect to any Transfer of Subject Shares by the Stockholder pursuant to applicable laws of descent and distribution; provided that any proposed transferee must agree to take such Subject Shares subject to and to be fully bound by the terms of this Agreement applicable to such Subject Shares by executing a joinder to this Agreement in a form reasonably acceptable to Nipro and Acquisition Corporation and delivering such executed joinder to Nipro and the Acquisition Corporation as soon as practicable after such Transfer.
     (g) The Stockholder hereby authorizes and requests HDI and its counsel to notify HDI’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement places limits on the voting of the Subject Share). The Stockholder agrees with, and covenants to, Nipro and the Acquisition Corporation that the Stockholder will not request that HDI register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the shares of Common Stock by reason of any recapitalization, stock split, combination of shares, exchange of shares or the like, the term “Subject Shares” will be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Subject Shares may be changed or exchanged. The Stockholder will be entitled to receive and retain any cash dividend paid by HDI during the term of this Agreement until the Subject Shares are canceled in the Merger.
     (h) THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS WHICH THE STOCKHOLDER MAY HAVE AS TO APPRAISAL, DISSENT OR ANY SIMILAR OR RELATED MATTER WITH RESPECT TO THE MERGER, THE MERGER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.

     2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Nipro and the Acquisition Corporation as of the date of this Agreement as follows:
     (a) If the Stockholder is a corporation, partnership, limited liability company, trust or other entity (i) the Stockholder is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) the execution, delivery and performance by the Stockholder of this Agreement and the performance by the Stockholder of the obligations of the Stockholder under this Agreement have been duly and validly authorized by its board of directors, partners, managers, members, trustees or other governing body, as the case may be, and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement or the performance by the Stockholder of the Stockholder’s obligation under this Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement This Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.
     (b) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholders’ obligations under this Agreement will not (i) violate any law, rule or regulation applicable to the Stockholder, (ii) if the Stockholder is a corporation, partnership, limited liability company, trust or other entity, conflict with or violate the organizational documents of the Stockholder or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets, including the Subject Shares, are bound or affected.
     (c) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act, the securities laws of any state or other jurisdiction, the rules of any applicable securities exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by the Delaware General Corporation Law or any other applicable law or regulation.
     (d) The Existing Shares are, and the Subject Shares as of the Effective Time will be, held of record and owned beneficially solely by the Stockholder. The Existing Shares and all warrants, options or other rights to acquire any shares of Common Stock (including the applicable exercise price) held of record or owned beneficially by the Stockholder are described on Schedule 2(d) to this Agreement. The Existing Shares constitute all of the shares of Common Stock held of record or owned beneficially by the Stockholder as of the date of this Agreement. All of the Existing Shares are issued and outstanding and, except as set forth on Schedule 2(d), the Stockholder does not hold of record or own beneficially any warrants, options or other rights to acquire any shares of Common Stock. The Stockholder has with respect to the Existing Shares, and will have at the Effective Time with respect to the Subject Shares, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1of this Agreement, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject only to applicable federal and state securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares and at all times during the term of this Agreement and on the Effective Time will have good and valid title to the Subject Shares, in each case free and clear of all Liens.
     (e) No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.
     3. Representations and Warranties of Nipro and the Acquisition Corporation. Each of Nipro and the Acquisition Corporation hereby represents and warrants to the Stockholder as of the date of this Agreement as follows:
     (a) Each of Nipro and the Acquisition Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
     (b) Each of Nipro and the Acquisition Corporation has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by Nipro and the Acquisition Corporation of this Agreement, and the performance by Nipro and the Acquisition Corporation of their obligations under this Agreement, have been duly and validly authorized by its board of directors and no other corporate action or proceedings on the part of Nipro or the Acquisition Corporation is necessary to authorize the execution and delivery by Nipro and the Acquisition of this Agreement and the performance by Nipro and the Acquisition Corporation of their obligations under this Agreement. This Agreement constitutes a valid and binding obligation of each of Nipro and the Acquisition Corporation, enforceable against Nipro and the Acquisition Corporation in accordance with its terms.
     (c) The execution and delivery of this Agreement by Nipro and the Acquisition Corporation does not, and the performance by Nipro and the Acquisition Corporation of their obligations under this Agreement will not (i) conflict with or violate the organizational documents of Nipro or the Acquisition Corporation, (ii) conflict with or violate any law, rule or regulation applicable to Nipro or the Acquisition Corporation, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Nipro or the Acquisition Corporation is a party or by which Nipro or the Acquisition Corporation or any of their respective properties or assets are bound or affected.
     (d) The execution and delivery of this Agreement by Nipro and the Acquisition Corporation does not, and the performance by Nipro and the Acquisition

Corporation of their obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act, the securities laws of any state or other jurisdiction, the rules of any applicable securities exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law or any other applicable state law.
     4. Additional Covenants of the Stockholder.
     (a) The Stockholder will furnish to Nipro and the Acquisition Corporation all information required for any notification, application or other filing to be made pursuant to the rules and regulations of any applicable law, rule or regulation (including all information required to be included in the Proxy Statement and any required Schedule 13D filing) in connection with the transactions contemplated by this Agreement and the Merger Agreement.
     (b) Prior to the termination of this Agreement in accordance with Section 5, the Stockholder will not issue any press release or make any other public announcement or statement regarding this Agreement, the Merger Agreement, the Merger or any Acquisition Proposal without the prior written consent of Nipro and the Acquisition Corporation, except as the Stockholder may be advised by outside legal counsel is required by applicable law, rule or regulation. If the Stockholder is so advised that any such release, announcement or statement is required by applicable law, rule or regulation, the Stockholder, to the extent not legally prohibited from doing so, will consult with Nipro and the Acquisition Corporation prior to such release, announcement or statement being issued or made, and will provide Nipro and the Acquisition Corporation with a reasonable opportunity to comment on the content of any press release, announcement or other statement before it is issued or made.
     5. Termination. This Agreement will terminate upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with Section 8.1 thereof and (c) the delivery of written notice of termination of this Agreement by Nipro and the Acquisition Corporation to the Stockholder in accordance with Section 6(e). Except as provided in Section 6(e), upon the termination of this Agreement in accordance with this Section 5, no party will have any further rights or obligations hereunder and this Agreement will become null and void and have no further effect; provided that nothing in this Section 5 will relieve any party of liability for any breach of this Agreement occurring prior to the effective date of the termination of this Agreement.
     6. Indemnification.
     (a) From and after the date hereof, Nipro and the Acquisition Corporation (the “Indemnifying Parties”) will jointly and severally indemnify and hold harmless the Stockholder (the “Indemnified Party”) against any loss, damage or expense (including reasonable attorney’s fees and disbursements) actually incurred by the Indemnified Party to the extent arising from any HDI stockholder or third-party claim, suit or demand in connection with this Agreement (a “Third-Party Claim”). For purposes of this Section 6, (i) a Third-Party Claim will expressly exclude any claim, suit or demand brought or instituted by any partner, investor, stockholder or affiliate of the Indemnified Party and (ii) where a stockholder or third-party claim, suit or demand includes claims, counts or assertions against the Indemnified Party that do not relate to this Agreement, such unrelated claims, counts or assertions will not be considered as part of the Third-Party Claim and the Indemnified Parties will not be obligated to indemnify or defend the Indemnified Party with respect to such unrelated claims, counts or assertions.
     (b) The Indemnified Party will give the Indemnifying Parties prompt written notice of any Third-Party Claim which the Indemnified Party believes will give rise to indemnification under this Section 6; provided that the failure to give such notice will not affect the liability of the Indemnifying Parties hereunder unless and to the extent the failure to give such notice adversely affects the ability of the Indemnifying Parties to defend against or to mitigate the damages sought in such Third-Party Claim. Except as hereinafter provided, the Indemnifying Parties will have the right to defend and to direct the defense against any such Third-Party Claim in their name or in the name of the Indemnified Party at the Indemnifying Parties’ expense and with counsel selected by agreement of the Indemnified Party, and reasonably acceptable to Nipro, which will be the only counsel for the Indemnified Party, and only the Indemnifying Parties will have the right to settle or compromise any such Third-Party Claim; provided that the Indemnifying Parties will not, without the Indemnified Party’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Third-Party Claim. The Indemnified Party will cooperate in the defense of any such Third-Party Claim. If the Indemnifying Parties, within a reasonable time after notice of a Third-Party Claim, fail to defend the Indemnified Party, the Indemnified Party will be entitled to undertake the defense, compromise or settlement of such Third-Party Claim at the expense of and for the account and risk of the Indemnifying Parties, subject to the right of the Indemnifying Parties to assume the defense of such Third-Party Claim at any time prior to the settlement, compromise or final determination thereof.
     (c) Notwithstanding anything contained in this Section 6, the Indemnified Party may engage counsel of its own choice; provided that all of the fees and disbursements of such counsel shall be the sole responsibility of the Indemnified Party.
     (d) The obligations of the Indemnifying Parties pursuant to this Section 6 will be deemed to be secondary to any directors’ and officers’ liability, fiduciary risk or other insurance coverage available to the Indemnified Party in connection with any Third Party Claim. The Indemnified Party agrees to use the Indemnified Party’s reasonable best efforts to obtain such insurance coverage to the extent it may be available in connection with any Third-Party Claim.
     (e) At any time at least two business days prior to the expiration of the Offer, the Indemnifying Parties may at their sole discretion elect to terminate this Agreement in accordance with Section 5(c) by delivering written notice of termination to the Indemnified Party. Upon delivery of such notice, the Indemnifying Parties will continue to be responsible for the payment or reimbursement of all defense costs (including reasonable attorney’s fees and disbursements) in connection with any then pending Third-Party Claim incurred on or prior to the date of termination, but will not have any further obligation to defend or indemnify the Indemnified Party pursuant to this Section 6.

     7. General Provisions.
     (a) Nipro and the Acquisition Corporation acknowledge that the obligations set forth in this Agreement will be deemed to be obligations of the Stockholder solely in the Stockholder’s capacity as a stockholder of HDI, and will not be deemed to limit or restrict in any manner the discharge of the Stockholder’s fiduciary duties as a director of HDI.
     (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under applicable law.
     (c) Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.
     (d) No party hereto may assign or delegate any of such party’s rights or obligations under or in connection with this Agreement without the written consent of the other party hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.
     (e) This Agreement may be amended at any time by the execution and delivery of a written instrument by or on behalf of Nipro, the Acquisition Corporation and the Stockholder.
     (f) At any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.
     (g) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     (h) This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.
     (i) The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     (j) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, one business day after the date when sent to the recipient by telecopy (receipt confirmed) or three business days after the date when sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications will be sent to Nipro, the Acquisition Corporation and the Stockholder at the addresses indicated below:
If to Nipro or the Acquisition Corporation:
Nipro Corporation
c/o Nipro Medical Corporation
3150 N.W. 107th Avenue
Miami, Florida 33172
Attention: Luis Candelario, President
With a copy (which will not constitute notice) to:
Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601
Attention: Craig A. Roeder
Facsimile: (312) 698-2365
If to the Stockholder:
c/o Home Diagnostics, Inc.
2400 N.W. 55th Court
Ft. Lauderdale, Florida 33309
Facsimile: (954) 739-8506
With a copy (which will not constitute notice) to:
Satterlee Stephens Burke & Burke LLP
230 Park Avenue
New York, New York 10169
Attention: Edwin T. Markham
Facsimile: (212) 818-9606

     or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.
     (k) This Agreement will not confer any rights or remedies upon any person or entity other than Nipro, the Acquisition Corporation and the Stockholder and their respective successors and permitted assigns.
     (l) This Agreement (including the Merger Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
     (m) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
     (n) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL PROCEDURAL AND SUBSTANTIVE LAW, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES AND RULES, OF THE STATE OF DELAWARE.
     (o) Any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, (ii) agrees that each state and federal court located in the State of Delaware will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. EACH PARTY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND FOR THE TAKING OF ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT BEFORE THE CHANCERY COURT OF THE STATE OF DELAWARE OR THE UNITED STATES FEDERAL DISTRICT COURT FOR THE STATE OF DELAWARE AND EACH PARTY HERETO STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7(j) will be deemed effective service of process on such party.
     (p) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * *
     IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

NIPRO CORPORATION

By	/s/ Minoru Sano

Its	President and Representative Director

NIPPON PRODUCT ACQUISITION CORPORATION

By	/s/ Luis Candelario

Its	President

/s/ Donald P. Parson

Donald P. Parson